Exhibit 99.1
MedQuist Announces Declaration of $2.75 per share Dividend on Common Stock
MOUNT LAUREL, N.J., July 14 /PRNewswire-FirstCall/ — MedQuist Inc. (Pink Sheets: MEDQ.PK) today announced that its board of directors declared a dividend of $2.75 per share on MedQuist’s common stock. The dividend will be paid on August 4, 2008 to shareholders of record as of the close of business on July 25, 2008.
Newcastle Partners, L.P., along with other holders of MedQuist’s common stock, have filed a shareholder derivative lawsuit in the Superior Court of New Jersey, Chancery Division, seeking, among other things, to enjoin the payment of a substantial dividend. Though the court denied Newcastle’s request for a temporary restraining order enjoining the declaration of the dividend, it has set July 31, 2008 as a date for a hearing regarding a preliminary injunction enjoining a substantial dividend. If the court issues the requested injunctive relief and the dividend declared by the board is enjoined, it will be paid on the first practicable business day following the lifting or expiration of the injunction.
About MedQuist:
MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.
Disclosure Regarding Forward-Looking Statements:
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are not historical facts but rather are based on the company’s current expectations, estimates and projections regarding the company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. The forward-looking statements contained in this press release include, without limitation, statements about the timing of the payment of the declared dividend and the hearing regarding a preliminary injunction enjoining a substantial dividend . These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risk that the settlement agreement is not consummated, the risk that the case is not dismissed with prejudice, and the risk of possible future claims against the company. For a discussion of these risks, uncertainties and assumptions, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of the company’s Annual Report on Form 10-K for the year ended December 31, 2007, entitled “Risk Factors” and discussions of potential risks and uncertainties in the MedQuist’s subsequent filings with the Securities and Exchange Commission.
SOURCE MedQuist Inc.
07/14/2008
CONTACT: Kathleen Donovan, Chief Financial Officer of MedQuist Inc.
+1-856-206-4000
Web site: http://www.medquist.com
(MEDQ)